Exhibit 10.29

Amended November 2, 2004
MOTOROLA MANAGEMENT DEFERRED COMPENSATION PLAN, AS AMENDED
1. PLAN NAME AND DEFINITIONS
     1.1 Plan Name.
     This plan is the Motorola Management Deferred Compensation Plan, as Amended (“the Plan”).
     1.2 Definitions.
          (a) “Additional Compensation” shall mean bonuses and all other cash compensation designated by the Administrative Committee as Deferrable Compensation.
          (b) “Administrative Committee” shall mean the committee appointed by the Compensation Committee of the Board to administer the Plan.
          (c) “Base Salary” shall mean a Participant’s annual base salary, excluding bonuses, commissions, incentives and all other remunerations for services rendered to Company and prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.
          (d) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Administrative Committee to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Administrative Committee. Any designation shall be revocable at any time through a written instrument filed by the Participant with the Administrative Committee with or without the consent of the previous Beneficiary. No designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented to in writing by such spouse. If there is no such designation, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Administrative Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Administrative Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead shall be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Administrative Committee to hold the funds for the minor under the Uniform

          Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrative Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Payment by the Company pursuant to any unrevoked Beneficiary designation or to the Participant’s estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of the Company.
          (e) “Board of Directors” or “Board” shall mean the Board of Directors of Motorola.
          (f) “Board Fees” shall mean any fees paid to a Board member in connection with his service on the Board.
          (g) “Change in Control” means a Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act whether or not Motorola is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Motorola representing 20% or more of the combined voting power of Motorola’s then outstanding securities (other than Motorola or any employee benefit plan of Motorola; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of Motorola’s securities by either of the foregoing), (b) there shall be consummated (i) any consolidation or merger of Motorola in which Motorola is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of Motorola in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Motorola other than any such transaction with entities in which the holders of Motorola Common Stock, directly or indirectly, have at least a 65% ownership interest, (c) the stockholders of Motorola approve any plan or proposal for the liquidation or dissolution of Motorola, or (d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.
          (h) “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (i) “Company” shall mean Motorola, Inc. and any Subsidiary designated by the Administrative Committee.

          (j) “Compensation” shall be Base Salary and Additional Compensation.
          (k) “Deferral Account” shall mean the bookkeeping account or accounts maintained by the Administrative Committee pursuant to Section 3.1 for each Participant pursuant to Section 3.1 that are credited with amounts equal to (1) the Participant’s Deferred Compensation and (2) earnings and losses under Section 2.2.
          (l) “Deferrable Compensation” shall mean the Compensation and Board Fees designated by the Administrative Committee as eligible to be deferred in any Plan Year pursuant to Section 2.1(a).
          (m) “Deferral Form” shall mean the form or forms required to be completed and delivered to the Administrative Committee or its designee for participation in the Plan for a Plan Year.
          (n) “Deferred Compensation” shall mean the Compensation or Director Fees actually deferred by a Participant on the Deferral Form for a Plan Year.
          (o) “Director” shall mean a member of the Board.
          (p) “Disability” shall mean an entitlement to long-term disability benefits under the Motorola Disability Income Plan, as amended, and any successor plans.
          (q) “Distributable Amount” shall mean the balance in the Participant’s Deferral Account.
          (r) “Early Distribution” shall mean an election by Participant in accordance with Section 4.3 to receive a withdrawal of amounts from his or her Deferral Account prior to the time at which such Participant would otherwise be entitled to such amounts.
          (s) “Eligible Employee” shall be an employee selected by the Administrative Committee for participation in the Plan.
          (t) “Fund” or “Funds” shall mean one or more of the investment funds selected by the Administrative Committee.
          (u) “Hardship Distribution” shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her Dependent (as defined in Section 152(a) of the Code), loss of a Participant’s property due to casualty, or other similar or extraordinary and unforseeable circumstance arising as a result of events beyond the control of the Participant. The circumstances that would constitute an unforseeable emergency will depend upon the facts of each case, but, in any event, a Hardship Distribution may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause a severe financial hardship, or (iii) by cessation of deferrals under this Plan.

          (v) “In-Service Withdrawal Date” shall mean the distribution date elected on the Deferral Form by the Participant for withdrawal of Deferred Compensation for a specific Plan Year while still employed or in service of the Company, and earnings and losses attributable thereto.
          (w) “Motorola” shall mean Motorola, Inc., a Delaware corporation.
          (x) “Participant” shall mean any Eligible Employee and any member of the Board who becomes a Participant in this Plan by completing the Deferral Form.
          (y) “Plan” shall be the Motorola Management Deferred Compensation Plan, as amended.
          (z) “Plan Year” shall be January 1 to December 31.
          (aa) “Regular Enrollment Period” shall mean the period designated by the Administrative Committee for enrollment for a Plan Year.
          (bb) “Retirement” shall mean a Participant’s retirement from Motorola or a Subsidiary at or after age 55.
          (cc) “Subsidiary” shall mean an entity of which Motorola owns directly or indirectly at least 50% and which is consolidated for financial reporting purposes.
          (dd) “Trust” shall mean the Motorola Management Deferred Compensation Plan Trust.
          (ee) “Trustee” shall mean the trustee of the Trust.
          (ff) “Withdrawal Date” shall have the meaning set forth in Section 4.1.
2. DEFERRAL ELECTIONS
     2.1 Elections to Defer Compensation.
          (a) Deferrals. To the extent authorized by the Administrative Committee, a Participant may elect to defer for a Plan Year the following:
     (i) in the case of employees of the Company, taxable Compensation earned in a Plan Year and payable to a Participant by the Company; and
     (ii) in the case of Directors, Board Fees payable by the Company and earned in a Plan Year;
provided, however, that a Participant who is an employee of the Company may defer in any calendar year only that portion of the Participant’s Deferrable Compensation that exceeds the amount necessary to satisfy Social Security Tax (including Medicare), income tax and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the

Administrative Committee. The Deferral Form will set forth what the Administrative Committee has authorized as Deferrable Compensation.
          (b) Election and Duration of Compensation Deferral Election. Each Eligible Employee and Director may elect to defer Deferrable Compensation for a Plan Year in the time period set by the Administrative Committee. Each Eligible Employee and Director must complete a new Deferral Form for each Plan Year. All elections to defer must be filed during the Regular Enrollment Period for the applicable Plan Year which election shall be effective on the first day of the next following Plan Year. In the case of an individual who becomes an Eligible Employee or a new Director after the start of a Regular Enrollment Period, such Eligible Employee or Director shall have 30 days from the date he or she has become an Eligible Employee or Director and has been notified of their participation in the Plan to make an election to defer Deferrable Compensation. Such election shall be for the remainder of the Plan Year. All elections for a Plan Year are irrevocable. However, a Participant may amend his or her deferral election during a Plan Year but only with respect to the amount of Base Salary or Board Fees, if any, to be deferred by the Participant for any pay period commencing after the effective date of the amendment.
     2.2 Investment Election.
          (a) Each Participant shall designate, on the Deferral Form or other form provided by the Administrative Committee, the Funds in which the Participant’s Deferral Account will be deemed to be invested for purposes of determining the amount of earnings or losses to be credited or debited to that Deferral Account. In making the designation, the Participant may specify that all or any portion of his Deferral Account be deemed to be invested in one or more Funds listed on the Deferral Form in the manner set forth on the Deferral Form. A Participant may change investment designations by filing a new election with the Administrative Committee by a date specified by the Administrative Committee. If a Participant fails to designate a Fund for all or a portion of the Participant’s Deferral Account, he or she shall be deemed to have elected the Money Market type of investment fund.
          (b) The Administrative Committee may select from time to time, in its sole and absolute discretion, new commercially available investments to replace then existing Funds. Once the Administrative Committee has provided Participants with information on the replacement Funds, a Participant must re-designate his Funds in accordance with procedures established by the Administrative Committee at the time of re-designation. If a Participant fails to re-designate a Fund for all or a portion of the Participant’s Deferral Account, he or she shall be deemed to have elected the Money Market type of investment fund.
          (c) Although the Participant may designate the Funds to be used to determine the amount of earnings or losses with respect to the Participant’s Deferral Account, the Administrative Committee shall not be bound to invest any amounts in a Participant’s Deferral Account in the designated Funds. The Funds are to be used only for purposes of crediting or debiting the Deferral Account with deemed earning or losses thereon, and such crediting or debiting shall not be considered or construed in any manner as an actual investment in any such fund.

3. DEFERRAL ACCOUNTS AND TRUST FUNDING
     3.1 Deferral Accounts.
          Each Plan Year, the Administrative Committee shall establish and maintain a separate Deferral Account for each Participant. The Administrative Committee may establish more than one Deferral Account for each Participant for each Plan Year for different types of income deferred. Each Participant’s Deferral Account may be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to a Fund elected by the Participant. A Participant’s Deferral Account shall be credited as follows:
          (a) On the fifth business day after amounts are withheld and deferred from a Participant’s Deferrable Compensation, the investment fund subaccounts of the Participant’s Deferral Account shall be credited with an amount equal to the portion of Deferred Compensation deferred and deemed to be invested in a certain Fund in accordance with the designation.
          (b) At the end of each business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to the earnings or losses that would have resulted if the balance then credited to such investment fund subaccount had been invested in the investment fund designated by the Participant in accordance with Section 2.2.
          (c) Crediting of earnings and losses with respect to a Participant’s Deferral Account shall terminate and the account will be valued in accordance with the following:
               (i) on termination of employment:
                    (A) lump sum distribution- on the last day of the quarter in which termination of employment occurs;
                    (B) installment distribution- on the last day of the quarter in which termination occurs with respect to the first installment and on the anniversary date thereof in each succeeding calendar year with respect to the remaining installments;
               (ii) scheduled in-service withdrawal- on the last day of the quarter immediately preceding the quarter in which payment is scheduled;
               (iii) non-scheduled distribution- upon completion of the Administrative Committee’s processing of the request;
               (iv) hardship distribution- upon completion of the Administrative Committee’s processing of the request; and
               (v) on death- on the last day of the quarter in which death occurs.
          (d) In the event that a Participant elects for any portion of a given Plan Year’s Deferred Compensation to have an In-Service Withdrawal Date, all such amounts shall be accounted for in a manner which allows separate accounting for that portion of Deferred Compensation and earnings and losses associated with such Plan Year’s Deferred Compensation.
     3.2 Trust Funding.
          The Company has created a Trust with the Trustee. The Company shall cause the Trust to be funded each year with an amount equal to the amount deferred by each Participant.
          Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan and the Trust shall be unsecured contractual rights of Participants and Beneficiaries against the Company. Any assets held in the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency as defined in Section Six of the Trust.
          Except as specifically provided in the Trust, the assets of the Plan and Trust shall never inure to the benefit of the Company and the same shall be held for the exclusive purpose of providing benefits to Participants and their Beneficiaries.
4. DISTRIBUTIONS
     4.1 Distribution of Deferred Compensation per the Deferral Form Elections. A Participant must elect the timing of the distribution of Distributable Amounts from his Deferral Account on the Deferral Form (“Withdrawal Dates”). If a Participant fails to designate Withdrawal Dates, the Participant will be deemed to have elected the default election established by the Administrative Committee for the applicable Plan Year. Participants may elect an In-Service Withdrawal Date or Withdrawal Dates following Retirement. All distributions will be cash payments. Notwithstanding any elected Withdrawal Dates, Distributable Amounts are subject to Section 4.2 below.
          (a) Distribution with an In-Service Withdrawal Date. In the case of a Participant who has elected an In-Service Withdrawal Date (a distribution while still employed or in the service of the Company), such Participant shall receive his Distributable Amount as designated on his Deferral Form; provided that no payment may be made earlier than two years from the last day of the Plan Year for which the deferral was made; provided, further that, if a Participant has an aggregate balance in all of his Deferral Accounts under the Plan of less than $50,000 (or such other amount determined by the Administrative Committee) at the time of the In-Service Withdrawal Date, the distribution will be in the form of a single lump-sum payment.
          (b) Distribution with a Withdrawal Date following Retirement. In the case of a Participant who has elected a Withdrawal Date following Retirement, such Participant shall receive his Distributable Amount as designated on his Deferral Form; provided, however, if a Participant has an aggregate balance in all of his Deferral Accounts under the Plan of less than $50,000 (or such other amount determined by the Administrative Committee) the distribution will be in the form of a single lump-sum payment during the next calendar quarter following written notice to the Administrative Committee of the Participant’s termination.
          (c) Revising a Withdrawal Date. A Participant may extend a Withdrawal Date for a Deferral Account up to two times with respect to any Plan Year’s Deferral Account, provided such change occurs at least one year before a scheduled Withdrawal Date and in the case of an In-Service Withdrawal Date, is for a period of not less than two years after the end of the Plan Year of the deferral.
          (d) Section 162(m) Matters. Notwithstanding anything to the contrary in this Plan whether express or implied, the Administrative Committee may, in its sole discretion, defer payment of all or any portion of the Distributable Amount otherwise payable hereunder to any Participant who is considered a “covered employee” to the extent any such payment would not be deductible by the Company by reason of Section 162(m) of the Code. For these purposes, the term “covered employee” shall mean the Chief Executive Officer and the next four highest paid officers of the Company as determined for purposes of Code Section 162(m) and the regulations thereunder. In the event of a deferral of payment by reason of this Section 4.1(d), any such deferred amounts shall be paid to the Participant at the earliest date or dates such amounts can be paid without creating or increasing a limitation on deductibility of compensation under Code Section 162(m). Any amounts deferred under this Section 4.1(d) shall remain credited to the Participant’s Deferral Account and shall be subject to all of the terms and condition of this Plan until paid to the Participant.
     4.2 Events Impacting Distribution of Deferred Compensation. Notwithstanding any previously selected Withdrawal Dates, the following events may alter the timing of the Distribution from a Participant’s Deferral Account:
          (a) Distribution due to Death. If a Participant dies while employed by the Company or serving as a Director or while receiving a distribution, all amounts in the Participant’s Deferral Accounts will be distributed in a single lump-sum payment to his Beneficiaries during the next calendar quarter following written notice to the Administrative Committee of the Participant’s death.
          (b) Disability. If a Participant’s employment is terminated because of Disability, and he has an aggregate balance in all of his Deferral Accounts under the Plan of least $50,000 (or such amount determined by the Administrative Committee) at the time of termination, the Participant’s previously selected Withdrawal Dates will remain; provided, however, if he has an aggregate balance in all of his Deferral Accounts under the Plan of less than $50,000 (or such other amount determined by the Administrative Committee), the Participant’s Deferral Accounts will be distributed in a single lump-sum payment during the next calendar quarter following written notice to the Administrative Committee of the Participant’s termination.
          (c) Distribution due to Termination for Serious Misconduct. If a Participant’s employment or service is terminated because of serious misconduct, all amounts in the Participant’s Deferral Accounts will be distributed in a single lump-sum payment within 30 days of the end of the month that the Administrative Committee receives written notice of the

Participant’s termination. Serious misconduct means any misconduct identified as a ground for termination in the Motorola Code of Business Conduct, or the human resources policies or other written policies or procedures.
          (d) Change in Employment due to a Divestiture. If a Participant’s employment with the Company or a Subsidiary is terminated in direct connection with the sale, lease, outsourcing arrangement or other type of asset transfer or transfers of any facility or any portion of a discrete organizational unit of the Company or a Subsidiary (a “Divestiture”), and he has an aggregate balance in all of his Deferral Accounts under the Plan of at least $50,000 (or such other amount determined by the Administrative Committee) at the time of the Divestiture, the Participant’s previously selected Withdrawal Dates will remain in effect for that Deferral Account; provided, however, if he has an aggregate balance in all of his Deferral Accounts under the Plan of less than $50,000 (or such other amount determined by the Administrative Committee), the Participant’s Deferral Account will be distributed in a single lump-sum payment during the next calendar quarter following written notice to the Administrative Committee of the Participant’s termination.
          (e) Transfer of Deferral Accounts. In the case of a Divestiture, the Administrative Committee shall have the authority to approve the transfer to a nonqualified deferred compensation plan maintained by the Company’s successor of all Deferral Accounts of each Participant who accepts employment with the successor and who is eligible to participate in the successor’s plan. In the case of a spin-off of a Subsidiary, the Administrative Committee shall have the authority to approve the transfer to a nonqualified deferred compensation plan maintained by the Subsidiary of all Deferral Accounts of each Participant who remains employed with the Subsidiary and who is eligible to participate in the Subsidiary’s plan.
          (f) Distribution due to Termination of Employment or Service by the Company other than for Death, Disability, Serious Misconduct or a Divestiture. If a Participant’s employment is terminated by the Company other than for death, Disability, serious misconduct or a Divestiture, and he has an aggregate balance in all of his Deferral Accounts of at least $50,000 (or other such amount determined by the Administrative Committee) at the time of the Divesture, the Participant’s previously selected Withdrawal Dates will remain. If the Participant has an aggregate balance in all of his Deferral Accounts under the Plan of less than $50,000 (or other such amount determined by the Administrative Committee), the Participant’s Deferral Accounts will be distributed in a single lump-sum payment during the next calendar quarter following written notice to the Administrative Committee of the Participant’s termination.
          (g) Change in Control. If there is a Change in Control of Motorola, all Participants’ Deferral Accounts will be distributed in a single lump-sum payment within 30 days of the consummation of the transaction.
          (h) Termination of Employment or Service for any other Reason than Described Above. If a Participant’s employment or service is terminated for any other reason than described above, all amounts in the Participant’s Deferral Accounts will be distributed in a single lump-sum payment during the next calendar quarter following written notice to that the Administrative Committee of the Participant’s termination.

     4.3 Early Non-Scheduled Distributions.
          A Participant shall be permitted to elect an Early Distribution from his or her Deferral Account prior to any previously selected Withdrawal Date, subject to the following restrictions:
          (a) The election to take an Early Distribution shall be made by filing a form provided by and filed with the Administrative Committee prior to the end of any calendar month.
          (b) The amount of the Early Distribution shall equal up to 90% of his Deferral Account balance.
          (c) The amount described in subsection (b) above shall be paid in a single lump sum as soon as practicable after the end of the calendar month in which the Early Distribution election is made.
          (d) If a Participant requests an Early Distribution of his entire Deferral Account, the remaining balance of his Deferral Account (10% of the Deferral Account) shall be permanently forfeited and the Company shall have no obligation to the Participant or his Beneficiary with respect to such forfeited amount. If a Participant receives an Early Distribution of less than his entire Deferral Account, such Participant shall forfeit 10% of the gross amount requested to be distributed from the Participant’s Deferral Account and the Company shall have no obligation to the Participant or his or her Beneficiary with respect to such forfeited amount.
          (e) If a Participant receives an Early Distribution of either all or a part of his Deferral Account, the Participant will be ineligible to participate in the Plan for the balance of the Plan Year and the following Plan Year. All distributions shall be made on a pro rata basis from all of the Participant’s Deferral Accounts.
     4.4 Hardship Distribution.
          A Participant shall be permitted to elect a Hardship Distribution from his or her Deferral Account prior to the Withdrawal Date, subject to the following restrictions:

          (a) The election to take a Hardship Distribution shall be made by filing a form provided by and filed with the Administrative Committee prior to the end of any calendar month.
          (b) The Administrative Committee shall have made a determination that the requested distribution constitutes a Hardship Distribution.
          (c) The amount determined by the Administrative Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Administrative Committee. The distribution shall be made on a pro rata basis from all of the Participant’s Deferral Accounts.
          (d) If a Participant receives a Hardship Distribution, the Participant will be ineligible to participate in the Plan for the balance of the Plan Year and the following Plan Year.
     4.5 Credit or Debit of Earnings or Losses.
          Unless otherwise provided, a Participant’s Deferral Account will continue to be credited or debited with earnings or losses thereon pursuant to Section 3.1 until all amounts in a Deferral Account are distributed.
     4.6 Inability to Locate Participant.
          In the event that the Administrative Committee is unable to locate a Participant or Beneficiary within two years following a Withdrawal Date, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.
5. ADMINISTRATION
     5.1 Administrative Committee.
          An Administrative Committee shall be appointed by, and serve at the pleasure of, the Compensation Committee of the Board of Directors (the “Compensation Committee”). The number of members comprising the Administrative Committee shall be determined by the Compensation Committee, which may from time to time vary the number of members. The Compensation Committee may remove any member at anytime at its discretion. The Compensation Committee shall fill vacancies in the membership of the Administrative Committee.
     5.2 Administrative Committee Action.
          The Administrative Committee shall act at meetings by affirmative vote of a majority of the members of the Administrative Committee. The Administrative Committee may also take action by a written consent signed by a majority of members of the Administrative Committee.

     5.3 Powers and Duties of the Administrative Committee.
          (a) The Administrative Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:
               (1) To select the Funds;
               (2) To construe and interpret the terms and provisions of this Plan;
               (3) To compute and certify to the amounts payable to Participants and their Beneficiaries;
               (4) To maintain all records that may be necessary for the administration of the Plan;
               (5) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
               (6) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;
               (7) To appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Administrative Committee may from time to time prescribe;
               (8) To take all other actions necessary for the administration of the Plan; and
               (9) To delegate its powers and duties.
          (b) The Administrative Committee shall have the authority to approve (i) the merger into the Plan of any nonqualified deferred compensation plan maintained by any person, firm, partnership, corporation, or other entity (a “Person”) in the event that the Company succeeds by merger, acquisition, consolidation or other transaction, to all or part of the assets or business of, or enters into a joint venture with, such Person and the employees of such Person become employees of the Company or of a Subsidiary who may otherwise become eligible for participation in the Plan, and (ii) the transfer to the Plan of all deferral accounts maintained by the Person pursuant to such plan.
     5.4 Construction and Interpretation.
          The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The

Administrative Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.
     5.5 Information.
          To enable the Administrative Committee to perform its functions, the Company shall supply full and timely information to the Administrative Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Administrative Committee may require.
     5.6 Compensation, Expenses and Indemnity.
          (a) The members of the Administrative Committee shall serve without compensation for their services hereunder.
          (b) To the extent permitted by Delaware law and the Company’s amended Certificate of Incorporation, the Company shall indemnify and hold harmless the Administrative Committee and each member thereof, the Compensation Committee, the Board of Directors and any delegate of the Administrative Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company.
     5.7 Account Statements.
          Under procedures established by the Administrative Committee, a Participant shall receive a statement with respect to such Participant’s Deferral Accounts on a quarterly basis.
     5.8 Disputes.
          (a) Claim.
          A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Administrative Committee and the Secretary of the Company, setting forth his or her claim.
          (b) Claim Decision.
          Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Company may, however, extend the reply period for an additional 90 days for special circumstances.

          If the claim is denied in whole or in part, the Company shall inform the Claimant in writing, setting forth: (A) the specified reason or reasons for such denial; (B) the specific reference to pertinent provisions of this Plan or the rules related to the Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under subsection (c).
          (c) Request For Review.
          Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Administrative Committee review the determination of the Company. Such request must be addressed to the Secretary of the Company, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Administrative Committee. If the Claimant does not request a review within such 60-day period, he or she shall be barred and estopped from challenging the Company’s determination.
          (d) Review of Decision.
          Within 60 days after the Administrative Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Administrative Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Administrative Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.
6. MISCELLANEOUS
     6.1 Unsecured General Creditor.
          Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. In the event the Company, in its sole discretion, decides to invest in any of the Funds, Participants and Beneficiaries shall have no rights in or to such investments. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

     6.2 Restriction Against Assignment.
          The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Deferral Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Deferral Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Administrative Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Administrative Committee shall direct.
     6.3 Withholding.
          There shall be deducted from each payment made under the Plan all taxes that are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes. Each participant agrees the Company shall have such rights to withhold such taxes.
     6.4 Effective Date.
          The effective date of the Plan is January 1, 2001.
     6.5 Amendment, Modification, Suspension or Termination.
          The Board, the Compensation Committee or the Administrative Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Deferral Accounts. In the event that this Plan is terminated, the amounts allocated to a Participant’s Deferral Accounts shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within 30 days following the date of termination.
     6.6 Governing Law.
          This Plan shall be construed, governed and administered in accordance with the laws of the State of Delaware, except when preempted by federal law.
     6.7 Receipt or Release.
          Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Administrative Committee, the Compensation Committee, the Board and the Company. The

          Administrative Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
     6.8 Payments on Behalf of Persons Under Incapacity.
          In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Compensation Committee or the Administrative Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Compensation Committee or the Administrative Committee may direct that such payment be made to any person found by the Compensation Committee or the Administrative Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Compensation Committee or the Administrative Committee and the Company.
     6.9 Limitation of Rights and Employment Relationship
          Neither the establishment of the Plan and Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company or the trustee of the Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan and Trust.
     6.10 Headings.
          Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.